Exhibit 99.1

May 14, 2012

Paul Saleh Resigns as Chief Financial Officer of Gannett

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced today that senior vice president and chief financial officer Paul Saleh has resigned to accept a position with a Fortune 200 company. The search for a new chief financial officer for Gannett is currently underway. Effective immediately, Michael Hart, vice president and treasurer, will serve as interim principal financial officer until a permanent CFO is appointed.

Gracia Martore, president and chief executive officer, said, “As a member of our senior management team, Paul played an important role in ensuring the Company’s financial strength and implementing our ongoing focus on asset optimization. We appreciate his contributions to Gannett, and we wish him well.”

Saleh said, “I am grateful for the opportunity to have worked with Gracia and a very talented leadership team on a plan to position Gannett for success in the digital age.”

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact: Laura Dalton Director, Corporate Communications 703-854-6049 ljdalton@gannett.com	For investor inquiries, contact: Jeffrey Heinz Director, Investor Relations 703-854-6917 jheinz@gannett.com